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CONTACT: River Oaks Partnership Services, Inc.
         (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


                  DENVER, COLORADO, October 21, 2002-As previously announced, AIMCO Properties, L.P. is offering to acquire up to 270 units of limited partnership interest in VMS National Residential Portfolio I ("VMS I") and up to 120 units of limited partnership interest in VMS National Residential Portfolio II ("VMS II"), in each case, in exchange per unit for 64.50 partnership common units of AIMCO Properties, L.P., $3,000 in cash, or a combination thereof, subject to the terms and conditions set forth in the offering materials. The offers were previously scheduled to expire at midnight, New York City time, on October 21, 2002. AIMCO Properties, L.P. has now extended the expiration date of the offers to midnight, New York City time, on November 15, 2002.

                  AIMCO Properties, L.P. reported that as of the close of business on October 18, 2002, 29.25 units of VMS I and 11.25 units of VMS II had been tendered pursuant to the offers.

                  For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the offers.